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                                                                    Exhibit 4(d)

Kemper Investors Life Insurance Company
A Stock LIfe Insurance Company                                    [LOGO]
1 Kemper Drive                                                    ZURICH
Long Grove, Illinois 60049-0001                                   KEMPER


ENDORSEMENT

This endorsement forms a part of the attached contract. The effective date of this Endorsement is the effective date of this contract.

All reference throughout this contract to the sex of a person used in calculation of benefits are deleted from this contract.

Except as modified herein, all terms and conditions of the contract remain unchanged.

IN WITNESS WHEREOF, Kemper Investors Life Investors Company has caused this Endorsement to be signed by its President and Secretary.



        /s/ Debra P. Rezabek                        /s/ John B. Scott
          Secretary                                    President


Form L-9006 (9/88)